Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 13, 2021, with respect to the consolidated financial statements of Sensis Holdings Limited incorporated by reference in the Registration Statement (Form S-1 MEF) and related Prospectus of Thryv Holdings, Inc. for the registration of 849,189 additional shares of its common stock.

/s/ Ernst & Young LLP

London, United Kingdom
May 27, 2021